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Glen Ellyn, Illinois                                    Contact: Scott W. Hamer
January 28, 2010                                        President/CEO
Company Release                                         630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
              ANNOUNCES RESULTS FOR THE THREE MONTHS AND YEAR ENDED
                                DECEMBER 31, 2009

      Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank-Wheaton/Glen Ellyn (the "Bank"), reported a net loss (unaudited) for the three months and year ended December 31, 2009 of $322,000 and $544,000, respectively. This compares to net losses of $234,000 and $1.3 million for the comparable prior year periods. Net loss available to common shareholders totaled $433,000 and $818,000 for the three months and year ended December 31, 2009, respectively. For the three months ended December 31, 2009, basic and diluted loss per share both totaled $0.35. This represents a decrease of 84.2% from $0.19 for both basic and diluted loss per share for the comparable prior year period. In addition, for the year ended December 31, 2009 basic and diluted loss per share both totaled $0.66. This represents an improvement of 35.9% from $1.03 for both basic and diluted loss per share for the year ended December 31, 2008. The increase in net loss for the three months ended December 31, 2009 is primarily the result of the net effect of a $509,000 increase in net interest income, a $74,000 increase in provision for loan losses, a $347,000 increase in noninterest expense, and a $66,000 increase in noninterest income. Similarly, the decrease in net loss for the year ended December 31, 2009 is primarily the result of the net effect of a $782,000 increase in net interest income, a $471,000 decrease in provision for loan losses, an $884,000 increase in noninterest income and a $940,000 increase in noninterest expense.

      Total assets at December 31, 2009 were $341.9 million, which represents an increase of $47.2 million, or 16.0%, compared to $294.7 million at December 31, 2008. The increase in total assets was the result of an increase in investment securities of $17.5 million, or 64.8%, to $44.5 million at December 31, 2009 from $27.0 million at December 31, 2008, an increase in loans receivable of $14.0 million, or 6.4%, to $233.6 million at December 31, 2009 from $219.6 million at December 31, 2008, and an increase in cash and cash equivalents of $10.0 million, or 63.3%, to $25.8 million at December 31, 2009 from $15.8 million at December 31, 2008. The growth in loans during the year ended December 31, 2009 was primarily due to continued strong lending and business

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relationships within our community maintained by our loan staff. The increase in investment securities was due to well priced opportunities in the market and the increase in cash and cash equivalents are due to the increase in deposits and a strategic decision to increase the Bank's liquidity position. Deposits increased $44.8 million, or 17.7%, to $298.3 million at December 31, 2009 from $253.5 million at December 31, 2008. This increase primarily consists of increases in the Bank's core deposit accounts, including: (1) an increase in interest bearing demand deposit accounts of $21.7 million, or 38.9%, to $77.5 million at December 31, 2009 from $55.8 million at December 31, 2008; (2) an increase in money market accounts of $4.1 million, or 10.6%, to $42.9 million at December 31, 2009 from $38.8 million at December 31, 2008; and (3) an increase in savings accounts of $3.1 million, or 13.4% to $26.1 million at December 31, 2009 from $23.0 million at December 31, 2008. The percentage of interest bearing deposit accounts to total deposits increased to 26.0% at December 31, 2009 from 22.0% at December 31, 2008 and the percentage of certificates of deposit to total deposits decreased to 40.8% at December 31, 2009 from 42.8% at December 31,
2008. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $4.2 million, or 22.1%, to $14.8 million at December 31, 2009 from $19.0 million at December 31, 2008.

      Stockholders' equity increased $6.5 million, or 38.9%, to $23.1 million at December 31, 2009 from $16.6 million at December 31, 2008. The increase in stockholders' equity for the year ended December 31, 2009 was primarily the result of the receipt of a $6.97 million investment from the U.S. Department of the Treasury in May 2009 in exchange for 6,970 shares of the Company's preferred stock pursuant to the TARP Capital Purchase Program provided for under the Emergency Economic Stabilization Act of 2008 and an increase of $213,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. Partially offsetting these increases was the Company's net loss for the year ended December 31, 2009. As of December 31, 2009 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value of $13.13 per share at that date.

      Net interest income before provision for loan losses increased $509,000, or 25.6%, to $2.5 million for the three months ended December 31, 2009 and increased $782,000, or 9.5%, to $9.1 million for the year ended December 31, 2009 as compared to the comparable prior year periods. These increases are

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primarily due to decreases in the average cost of interest bearing liabilities of 84 and 88 basis points for the three months and year ended December 31, 2009, respectively. The average cost of interest bearing liabilities decreased to 1.67% and 1.94% for the three months and year ended December 31, 2009, respectively, from 2.51% and 2.82% for the comparable prior year periods. The effect of this decrease was partially offset by decreases in the average yield on interest-earning assets of 59 and 82 basis points for the three months and year ended December 31, 2009, respectively. The average yield on interest-earning assets decreased to 4.81% and 4.92% for the three months and year ended December 31, 2009, respectively, from 5.40% and 5.74% for the comparable prior year periods. The net interest margin, expressed as a percentage of average earning assets, increased 22 basis points to 3.27% for the three months ended December 31, 2009 from 3.05% for the three months ended December 31, 2008; however it remained unchanged at 3.13% for the year ended December 31, 2009 as compared to the prior year period. The average yield on loans decreased 27 and 53 basis points for the three months and year ended December 31, 2009, respectively, compared to the comparable prior year periods. This decrease is partially due to the fact that approximately one half of the Bank's loan portfolio consists of adjustable rate loans. The average yield on loans decreased to 5.39% and 5.49% for the three months and year ended December 31, 2009, respectively, from 5.66% and 6.02% for the comparable prior year periods.

      The provision for loan losses increased $74,000 for the three months ended December 31, 2009 and decreased $471,000 for the year ended December 31, 2009, compared to the prior year periods. The changes in the provision are the result of management's quarterly analysis of the allowance for loan loss. Nonperforming loans totaled $15.0 million, or 4.4% of total assets, at December 31, 2009 and $2.8 million, or 0.94% of total assets, at December 31, 2008. The ratio of the allowance for loan losses to nonperforming loans totaled 28.0% and 119.7% at December 31, 2009 and December 31, 2008, respectively. Management continues to take aggressive actions in dealing with problem credits.

      Noninterest income increased $66,000 to $470,000 for the three months ended December 31, 2009 as compared to the comparable prior year period. The increase is primarily due to an increase in gain on sale of loans of $122,000, which was partially offset by a decrease of $47,000 in service charges on deposit accounts and a loss on sale of foreclosed real estate of $18,000.

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Noninterest income increased $884,000, or 65.1%, to $2.2 million for the year ended December 31, 2009 as compared to the comparable prior year period. This increase is primarily due to increases in gain on sale of loans of $493,000 and a $485,000 loss on impairment related to FHLMC preferred stock incurred during the year ended December 31, 2008. The increase in gain on sale of loans is primarily due to a reduction in mortgage interest rates. Partially offsetting these increases are decreases in gains on sale of securities and service charges on deposit accounts of $29,000 and $84,000, respectively and an increase in loss on sale of foreclosed assets of $62,000.

      Noninterest expense increased $347,000, or 13.3%, to $2.9 million for the three months ended December 31, 2009 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits expense of $67,000 and FDIC premiums of $252,000. The increase in compensation and benefits expense is primarily the result of annual merit increases. These increases were partially offset by a $14,000 decrease in advertising and marketing expenses, a $15,000 decrease in data processing expenses and a $40,000 decrease in building and equipment expense, which is primarily the result of a successful petition to lower the real estate tax assessments on two Bank properties. Noninterest expenses increased $940,000, or 9.5%, to $10.9 million for the year ended December 31, 2009 as compared to the comparable prior year period. This increase is primarily due to higher FDIC premiums of $436,000 and special assessments of $148,000, and increased compensation and benefits expense of $237,000 and data processing expense of $33,000. Partially offsetting these increases was a decrease in advertising and marketing expense of $58,000.

      Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $341.9 million in assets at December 31, 2009. Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

      For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

      Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially

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from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

      The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

COMMUNITY FINANCIAL SHARES, INC.
--------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA: (UNAUDITED)              December 31,     September 30,     December 31,
(IN THOUSANDS)                                                     2009             2009             2008
--------------------------------------------------------------------------------------------------------------
Total assets                                                    $ 341,898       $ 321,636          $ 294,677
Loans receivable, net                                             233,572         231,959            219,615
Investment securities available-for-sale                           44,544          41,428             26,964
Deposits                                                          298,311         274,309            253,514
FHLB Advances and other borrowings                                 14,800          18,900             19,000
Stockholders' equity                                               23,074          23,857             16,613
Nonperforming assets                                               17,431          12,057              2,954
Nonperforming loans                                                15,035           9,980              2,756
Allowance for loan losses                                           4,212           3,828              3,300
--------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
Total equity to total assets                                         6.75%           7.42%              5.64%
Allowance for loan losses as a % of nonperforming assets            24.2%           31.7%             111.7%
Allowance for loan losses as a % of loans                            1.77%           1.62%              1.48%
Book value per share                                            $   13.13       $   13.56          $   13.34
Market value per share                                               7.55           14.50              17.50
Quarterly net interest margin (1)                                    3.27%           3.19%              3.05%
--------------------------------------------------------------------------------------------------------------


                                                        Three months ended               Year ended
                                                           December 31,                 December 31,
                                                        ------------------------------------------------
SELECTED OPERATING DATA: (UNAUDITED)                     2009        2008             2009         2008
                                                        ------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                         $  3,681   $  3,527        $ 14,249     $ 15,184
Interest expense                                           1,179      1,534           5,193        6,910
                                                        --------   --------        --------     --------
Net interest income                                        2,502      1,993           9,056        8,274
Provision for loan losses                                    664        590           1,744        2,215
                                                        --------   --------        --------     --------
Net interest income after provision for loan losses        1,838      1,403           7,312        6,059
Noninterest income                                           470        404           2,242        1,358
Noninterest expense                                        2,949      2,602          10,881        9,941
                                                        --------   --------        --------     --------
Loss before income tax                                      (641)      (796)         (1,327)      (2,524)
Income tax benefit                                          (319)      (562)           (782)      (1,244)
                                                        --------   --------        --------     --------
Net loss                                                    (322)      (234)           (544)      (1,279)
                                                        --------   --------        --------     --------
Preferred stock dividends and accretion                     (111)         -            (274)           -
                                                        --------   --------        --------     --------
Net loss available to common shareholders               $   (433)  $   (234)       $   (818)    $ (1,279)
                                                        ========   ========        ========     ========
Loss per share - basic                                  $  (0.35)  $  (0.19)       $  (0.66)    $  (1.03)
Loss per share - diluted                                $  (0.35)  $  (0.19)       $  (0.66)    $  (1.03)

Selected performance ratios:
Loss on average assets (1)                                 -0.38%     -0.32%          -0.35%       -0.88%
Loss on average equity (1)                                 -5.36%     -5.50%          -5.27%      -14.07%
Noninterest expense to average total assets                 3.52%      3.58%           3.44%        3.39%
Net interest margin (1)                                     3.27%      3.05%           3.13%        3.13%
Average total assets                                    $332,635   $288,351        $316,759     $293,218
Average total equity                                      23,831     16,850          20,828       18,234

(1) Annualized.